Exhibit 99.1

TRAFFIX

CONTACT:

Daniel Harvey

Traffix, Inc.
(845) 620-1212 ext. 231
danh@traffixinc.com

KCSA

Todd Fromer/Erika Levy

CONTACT:	(212) 682-6300 ext. 215/208
tfromer@kcsa.com/elevy@kcsa.com
http://www.kcsa.com

TRAFFIX, INC. BOARD OF DIRECTORS DECLARES DIVIDEND OF $.08 PER SHARE

PEARL RIVER, NY, April 4, 2005 — Traffix, Inc. (NASDAQ: TRFX), a leading on-line marketing company, reported that its Board of Directors declared a dividend on its common stock of $.08 per share to shareholders of record as of May 1, 2005, payable on or about May 10, 2005.

About Traffix, Inc:

Traffix is a leading Internet media and marketing company that owns and operates a vast network of entertaining web destinations that provide compelling content to millions of consumers.  Traffix serves highly targeted advertisements throughout its network via its proprietary ad-serving optimization technology, yielding measurable results for its clients.  Traffix is a member of the ESPC division of the NAI, an organization committed to providing consumers with clear explanations of Internet advertising practices.  For more information about Traffix, Inc., visit the website at www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix’s management, as well as assumptions made by and information currently available to the Company.  Such statements reflect the current views of the Company with respect to future events including estimates and projections about Traffix’s business based on certain assumptions of Traffix’s management, including those described in this Release.  These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company’s services and products, changes in technology and the regulatory environment affecting the Company’s business, and difficulties encountered in the integration of acquired businesses.

800 Second Avenue	Tel 212 682 6300	E-mail pr@kcsa.com
New York, NY 10017	Fax 212 697 0910	www.kcsa.com

Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements.

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